EXHIBIT "99.2"

                      OPTION AGREEMENT


     THIS OPTION AGREEMENT, dated September 15, 1995 is entered into by and between State Street Boston Corporation, a Massa-chusetts corporation with its principal offices located at 225 Franklin Street, Boston, Massachusetts 02110 (the "Seller") and Dickinson Financial Corporation, a Missouri corporation with its principal offices located at 1100 Main Street, Suite 350, Kansas City, Missouri 64105 (the "Buyer").

     WHEREAS, the Seller owns 699,000 fully paid and non-assessable shares of common stock of UMB Financial Corporation
(the "Shares"); and

     WHEREAS, the Seller wishes to enter into an option arrangement with the Buyer, and the Buyer wishes to enter into an option arrangement with the Seller, with respect to the Shares upon the terms and conditions as set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   Option Arrangement.

          a. Put and Call Options. It is agreed that the Buyer shall have the right to purchase from the Seller a block of 233,000 of the Shares on each of December 22, 1995, March 22, 1996, and June 21, 1996 at a price of $39.00 per share (the "Call Option"). In order to exercise a Call Option, the Buyer must provide written notice to the Seller of such intent at least ten business days prior to the specified date of the transfer of the stock as set forth in this paragraph.

          In the event that the Buyer does not exercise a Call Option as set forth above, the Seller shall have the right to sell to the Buyer a block of 233,000 of the Shares on each of December 22, 1995, March 22, 1996, and June 21, 1996 at a price of $39.00 per share (the "Put Option").
     In order to exercise a Put Option, the Seller must provide written notice to the Buyer of such intent at least five business days prior to the specified date of the transfer of the stock as set forth above.
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          The parties understand and agree that the value of
     the Put Option and Call Option are equal and that no further consideration is required with respect to the granting of the Put Option and Call Option.

          In the event of any change in the Shares by reason of stock dividend, stock split, merger, recapitalization, subdivision, conversion, combination, exchange of shares or similar transaction, the type and number of shares or securities to be delivered by Seller pursuant to this Agreement shall be adjusted appropriately and equitably, and proper and equitable provision shall be made so that Seller shall receive upon exercise of the Put Option or Call Option, as the case may be, the amount of cash to which it was entitled, and the Buyer shall receive the number and class of shares or other securities or property that Buyer would have held or been entitled to receive immediately after such event, if the Put option or Call Option, as the case may be, had been exercised and the transfer effected immediately prior to such event, or immediately prior to the record date for a stock split or stock dividend, as applicable.

          b. Trade Execution; Defaults. On each date that any portion of the Shares is transferred from Seller to Buyer, the Buyer shall pay to the Seller the aggregate purchase price for that portion of the Shares in immedi-ately available funds by wire transfer to a bank account designated by the Seller. Simultaneously with the delivery of immediately available funds as set forth in the preceding sentence, the Seller shall execute all documents necessary to effect the transfer of the relevant portion of the Shares to the Buyer which shares shall be free and clear of any and all liens, claims, charges and encumbrances of any kind whatsoever created or suffered by Seller, excepting any such liens or claims which arise under applicable federal or state securities laws.

          If Seller defaults in its performance of its obliga-tions hereunder and fails to cure any such default within five (5) days of the receipt of written notice of such default from Buyer, then Seller's Put Option shall terminate and be of no further force and effect. If Buyer defaults in its performance of its obligations hereunder and fails to cure any such default within five (5) days of receipt of written notice of such default from Seller, then Buyer's Call Option shall terminate and be of no further force or effect.

     2.   Representations and Warranties.

          a. Seller's Representations and Warranties. The Seller hereby represents and warrants to the Buyer as follows:
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               i.   The Seller is a corporation duly orga-
          nized, validly existing and in good standing un-der the laws of the Commonwealth of Massachusetts, and has full power and authority to carry on its business as now conducted, and to own its assets, property and business.

               ii.  All corporate and other proceedings re-
          quired to be taken by or on behalf of the Seller to authorize the Seller to enter into and carry out this Agreement have been duly and properly taken, and this Agreement has been duly executed and deliv-ered by Seller, and constitutes a legal, valid and binding agreement of Seller.

               iii. The execution and delivery of this Agree-ment and the consummation of the transactions con-templated hereby do not and will not result in a default under, or violate, the Articles or By-Laws of the Seller, or any agreement to which Seller is a party or any law or regulation to which Seller is subject.

          b.   Buyer's Representations and Warranties.  The
     Buyer hereby represents and warrants to the Seller as follows:

               i. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has full power and authority to carry on its business as now conducted, and to own its assets, property and business.

               ii.  All corporate and other proceedings re-
          quired to be taken by or on behalf of the Buyer to authorize the Buyer to enter into and carry out this Agreement have been duly and properly taken, and this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding agreement of Buyer.

               iii. The execution and delivery of this Agree-ment and the consummation of the transactions con-templated hereby do not and will not result in a default under, or violate, the Articles or By-Laws of Buyer, or any agreement to which Buyer is a party or any law or regulation to which Buyer is subject.

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               iv.  The Buyer further represents and warrants
          to the Seller that it intends to acquire and hold the Shares for investment, and not with a view to the distribution thereof, and that it will not transfer any of the Shares in violation of the provisions of any applicable securities laws or regulations, including Rule 144 under the Securities Act of 1933.

               v.   The Buyer represents and agrees that it
          shall be responsible for all transfer taxes, regis-tration fees, listing fees, and similar fees and expenses incurred in connection with the purchase of all or any portion of the Shares.

     3.   Regulatory Filings.

     In connection with the consummation of the transactions contemplated by this Agreement, the Buyer represents and warrants that it promptly will make all required or appropriate notices and filings with all federal and state regulatory and governmental authorities. Although the Seller shall cooperate in providing information or other reasonable assistance in connection with any such filings and notices, it is expressly understood and agreed that such filings and notices, to the extent that they are triggered by or otherwise arise by reason of the Buyer's acquisition or proposed acquisition of the Shares, shall be the sole responsibility and expense of the Buyer, and the Seller shall not be liable for, and Buyer shall indemnify Seller with respect to, any claims, losses, penalties or other costs or expenses which may result from the failure to comply with any such filing or notice requirements. In the event that any federal or state regulatory or governmental authority shall fail to approve or otherwise determine that Buyer is not permitted to consummate the purchase of any portion of the Shares as contemplated herein, Buyer shall be relived of any obligation to purchase such Shares under this Agreement.

     4.   Miscellaneous.

          a. Termination and Amendment. This Agreement may not be terminated, nor may any provision of this Agreement be amended, unless agreed to in writing by the parties hereto.

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          b.   Notices.  All notices and other communications
     provided for hereunder shall be in writing (including telecopy) and, if to Seller, either mailed, telecopied, couriered or delivered to it at 225 Franklin Street, Boston, Massachusetts 02110, Attention: David A. Spina, or, if to Buyer, either mailed, telecopied, couriered or delivered to it at 1100 Main Street, Suite 350, Kansas City, Missouri 64105, Attention: Paul H. Shepherd. All such notices and other communications shall, when mailed, be effective on the first Business Day after the date of receipt.

          c. Severability. To the extent possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision is held to be invalid, illegal or unenforceable, that provision will be ineffective only to the extent of such invalidity, illegality or unenforce-ability, without rendering invalid, illegal or unenforce-able the remainder of any such provision or the remaining provisions of this Agreement.

          d. Waiver. A waiver by Seller or Buyer of any term or provision of this Agreement will not be considered a waiver of that term or provision at any other time, or of any other term or provision.

          e. Assignment. Neither Seller nor Buyer may assign or transfer its rights or obligations under this Agreement to any other person without the other party's prior written consent.

          f. Entire Agreement and Governing Law. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or representa-tions relating to the sale of the Shares and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of laws principles.

          g. Counterparts. This Agreement may be executed in counterparts all of which shall be considered one and the same agreements and shall become effective when counter-parts have been signed by each of the parties and deliv-ered to the other party, it being understood that all parties need not sign the same counterpart.

     IN WITNESS WHEREOF, Seller and Buyer have caused this
Agreement to be duly executed as of the date first written
above.
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                            SELLER:

                            STATE STREET BOSTON CORPORATION



                            By:  /s/ DAVID A. SPINA
                            Title:  Vice Chairman


                            BUYER:

                            DICKINSON FINANCIAL CORPORATION



                            By:  /s/ GARY DICKINSON
                            Title:  Chairman